Exhibit 99.1

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Cody Phipps
President and Chief Executive Officer
or
Fareed Khan
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS STRONG

SECOND QUARTER 2011 SALES AND ADJUSTED EARNINGS

DEERFIELD, Ill., July 25, 2011 – United Stationers Inc. (NASDAQ: USTR) reported second quarter 2011 results.

Second Quarter Financial Summary

•	Net sales were up 2.9% to $1.26 billion compared with $1.22 billion in the prior-year quarter.

•

Diluted earnings per share were $0.54 versus $0.55 in the prior-year quarter. Excluding non-cash items described below, adjusted earnings per share were $0.59 (1), up 16% compared with $0.51(1) in the prior-year period. More information on these non-cash items is presented at the end of this news release.

•	Second quarter gross margin was $184.2 million, or 14.7% of sales, compared with $179.2 million, or 14.7% of sales, in the prior-year quarter.

•

Operating expenses were $136.4 million, or 10.9% of sales, compared with $128.9 million, or 10.6% of sales in the prior-year quarter. Excluding the non-cash items, second quarter 2011 adjusted operating expenses were $132.0 million(1) or 10.5%(1) of sales, compared with $131.7 million(1) or 10.8%(1) of sales.

•

Operating margin was $47.8 million, or 3.8% of sales, versus $50.3 million, or 4.1% of sales, in the prior-year quarter. Excluding the non-cash items, adjusted operating margin was up 9.8% to $52.2 million(1) or 4.2%(1) of sales, compared with $47.6 million(1) or 3.9%(1) of sales.

•	Net income was $24.8 million compared with $27.0 million in the prior-year quarter. Excluding the non-cash items, adjusted net income was up 8.7% to $27.5 million(1), compared with $25.3 million(1).

•	Net cash provided by operating activities for the six months ended June 30, 2011 totaled $73.3 million versus $54.7 million in the prior-year period.

•

Cash paid for share repurchases totaled $69.9 million for approximately 2.1 million shares during the six months ended June 30, 2011. On July 14, 2011, the company’s board of directors approved and authorized the purchase of up to an additional $100 million of common stock. In addition, the board of directors approved a quarterly cash dividend of $0.13 per share payable on October 14, 2011 to stockholders of record as of the close of business on September 15, 2011.

“While we experienced strong results from our growth strategies, we felt the same economic headwinds, including lingering unemployment, as many others and saw a deceleration in our overall growth rate during the quarter,” said Cody Phipps, president and chief executive officer. “We made progress towards our long-term operating margin expansion goals while investing in important skills and systems to support our strategies. Working capital discipline enabled solid cash flow and a strong financial position to fund our capital deployment priorities including growth initiatives, share repurchases and dividends.”

Second Quarter Performance

Sales for the second quarter rose 2.9% to $1.26 billion. Strong growth was seen in the industrial supplies category with sales up 20.5%. Janitorial/break room sales grew 11.5%, while office products achieved 4.4% growth. These were partially offset by a 5.8% decline in the technology category and a 3.9% decline in the furniture category.

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

The gross margin for the quarter was $184.2 million, or 14.7% of sales, compared with $179.2 million, or 14.7% of sales in the year-ago quarter. Gross margin benefitted from higher inventory purchase-related supplier allowances and “War on Waste” (WOW) savings offset by a lower-margin mix, continued competitive pricing pressures, and higher diesel fuel costs.

Second quarter 2011 operating expenses were $136.4 million, or 10.9% of sales, compared with $128.9 million, or 10.6% of sales, in the second quarter of 2010. In the second quarter of 2011, a non-cash pre-tax $4.4 million equity compensation charge was taken with respect to a transition agreement with the company’s former chief executive officer. Recorded in the same period last year was a non-cash $2.8 million pre-tax reversal of liabilities resulting from the termination of a post-retirement medical plan. Excluding these non-cash items, second quarter 2011 adjusted operating expenses were $132.0 million(1), or 10.5%(1) of sales, compared with $131.7 million(1), or 10.8%(1) of sales in the prior-year quarter. Operating expenses reflected continued investments in the company’s strategic growth initiatives offset by lower variable compensation expense and savings from WOW initiatives.

Operating income for the quarter ended June 30, 2011 was $47.8 million, or 3.8% of sales, versus $50.3 million, or 4.1% of sales, in the second quarter of 2010. Excluding the non-cash items noted above, adjusted operating margin was up 9.8% to $52.2 million(1) or 4.2%(1) of sales, compared to $47.6 million(1), or 3.9%(1) of sales, in the year-ago quarter.

Diluted earnings per share for the latest quarter were $0.54, compared with $0.55 in the prior-year period. Excluding the items noted above, adjusted earnings per share were $0.59(1), up 16%, compared with $0.51(1) in the prior-year quarter. Earnings per share in the 2011 quarter were unfavorably affected by a higher effective tax rate. The ongoing share repurchase program benefited earnings per share by reducing average shares outstanding by nearly three million or 6%.

Six-Month Performance

Sales in the first half of 2011 were $2.49 billion, up 4.2% workday adjusted, compared with the prior-year period. This was led by a 23% increase in industrial supplies, a 9.5% increase in janitorial/breakroom, and a 3.9% increase in office products, which were partially offset by lower furniture sales of 2.4% and lower technology sales of 1.3%.

Gross margin for the first half of 2011 increased to $366.6 million, or 14.7% of sales, compared to $346.1 million or 14.6% of sales in the same prior-year period. The increase was due to higher inventory purchase-related supplier allowances and WOW savings. These favorable items were partially offset by a lower-margin mix, continued competitive pricing pressures and higher diesel fuel costs.

Operating expenses in 2011 were $278.8 million, or 11.2% of sales, including a non-cash $4.4 million equity compensation charge as well as a $1.6 million asset impairment charge with respect to the company’s equity investment in a managed print services business, compared with $260.0 million, or 10.9% of sales, last year, which included a benefit from an accrual reversal for the termination of a post-retirement medical plan. Excluding these items, operating expenses in 2011 were $272.8 million(1), or 10.9%(1) of sales, compared with the prior year of $262.7 million(1) or 11.1%(1) of sales. The operating expense ratio declined due to lower variable compensation expense and WOW savings partially offset by spending on growth initiatives.

Operating income for the first half of 2011 was $87.8 million or 3.5% of sales, compared with $86.1 million or 3.6% of sales. Excluding the items mentioned above, operating income in 2011 rose 12.6% to $93.9 million(1), or 3.8%(1) of sales, compared with $83.4 million(1) or 3.5%(1) of sales, in the prior year.

Diluted earnings per share for the first half of 2011 were $0.97 versus $0.91 in the first half of 2010. Excluding the items mentioned above, diluted earnings per share for the first half of 2011 were up 22% to $1.07(1), compared with $0.88(1) in the prior-year period.

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the six months ended June 20, 2011 was $73.3 million, compared with $54.7 million in the same period last year. Operating cash flow in 2011 was favorably affected by strong earnings and a reduction in inventory. Cash flow used in investing activities totaled $16.1 million in 2011, compared with $26.2 million in the same period last year. Capital spending is expected to be approximately $35 million for all of 2011.

The company has approximately $850 million of total committed debt capacity with $441.8 million outstanding at June 30, 2011. Debt-to-total capitalization declined to 37% from 39% at June 30, 2010. During the latest six months, the company paid $69.9 million to acquire approximately 2.1 million shares and paid a cash dividend of $6.0 million to common shareholders. These outflows were partially offset by net proceeds from the exercise of stock options of $13.8 million.

Outlook

“While we continue to experience the effects of economic uncertainties on sales and margins in our core office product channels, we are on track to deliver several points of growth above the market from our strategic initiatives,” said Phipps. “We are maintaining our focus on successful growth strategies that are not entirely dependent upon an economic recovery. These strategies are aimed at attracting new resellers and helping resellers grow with a broader product offering, e-commerce services, public sector support, and supply chain efficiency initiatives.”

“The savings from WOW initiatives and other expense control efforts are being invested in our growth initiatives and margin improvement. Capital deployment will remain a primary focus, using our strong cash flow to enhance shareholder value through growth strategies, opportunistic investment buys, dividends and share repurchases,” concluded Phipps.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, July 26, at 10:00 a.m. CT, to discuss second quarter 2011 results. To participate, callers within the U.S. and Canada should dial (800) 588-4973, and international callers should dial (847) 230-5643 approximately 10 minutes before the presentation. The passcode is “30085881”. To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends. This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)

This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$1,256,628	$1,220,759	$2,494,081	$2,375,068
Cost of goods sold	1,072,389	1,041,520	2,127,470	2,028,963

Gross profit	184,239	179,239	366,611	346,105
Operating expenses:
Warehousing, marketing and administrative expenses	136,439	128,918	278,800	259,986

Operating income	47,800	50,321	87,811	86,119
Interest expense, net	6,601	6,436	13,122	12,665
Other expense	100	—	310	—

Income before income taxes	41,099	43,885	74,379	73,454
Income tax expense	16,263	16,883	29,096	28,227

Net income	$24,836	$27,002	$45,283	$45,227

Net income per common share – diluted	$0.54	$0.55	$0.97	$0.91

Weighted average number of common shares – diluted	46,340	49,272	46,470	49,446

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(unaudited) June 30,		(audited) As of
	2011	2010	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$18,772	$13,393	$21,301
Accounts receivable, net	669,545	642,607	628,119
Inventories	632,080	639,192	684,091
Other current assets	33,208	28,347	31,895

Total current assets	1,353,605	1,323,539	1,365,406

Property, plant and equipment, net	128,596	129,204	135,301
Intangible assets, net	58,854	64,003	61,441
Goodwill	328,061	328,445	328,581
Other long-term assets	19,510	16,097	17,934

Total assets	$1,888,626	$1,861,288	$1,908,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$443,480	$443,857	$421,566
Accrued liabilities	161,670	164,921	186,387
Short-term debt	6,800	—	6,800

Total current liabilities	611,950	608,778	614,753

Deferred income taxes	16,448	199	14,053
Long-term debt	435,000	453,400	435,000
Other long-term liabilities	72,480	88,319	85,259

Total liabilities	1,135,878	1,150,696	1,149,065
Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 74,435,628 shares in 2011 and 2010	7,444	7,444	7,444
Additional paid-in capital	411,137	398,178	400,910
Treasury stock, at cost – 29,659,783 and 27,701,880 shares at June 30, 2011 and 2010, respectively and 28,247,906 shares at December 31, 2010	(828,045)	(750,106)	(772,698)
Retained earnings	1,200,437	1,099,579	1,167,109
Accumulated other comprehensive loss	(38,225)	(44,503)	(43,167)

Total stockholders’ equity	752,748	710,592	759,598

Total liabilities and stockholders’ equity	$1,888,626	$1,861,288	$1,908,663

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2011	2010
Cash Flows From Operating Activities:
Net income	$45,283	$45,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,458	18,441
Share-based compensation	10,414	6,811
(Gain) loss on the disposition of plant, property and equipment	(11)	4
Impairment of equity investment	1,635	—
Amortization of capitalized financing costs	397	366
Excess tax benefits related to share-based compensation	(2,591)	(3,480)
Deferred income taxes	(948)	(2,827)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Increase in accounts receivable, net	(41,097)	(815)
Decrease (increase) in inventory	52,452	(47,528)
(Increase) decrease in other assets	(4,794)	5,450
Increase in accounts payable	71,481	104,284
Decrease in checks in-transit	(49,434)	(51,872)
Decrease in accrued liabilities	(20,677)	(7,561)
Decrease in other liabilities	(6,292)	(11,792)

Net cash provided by operating activities	73,276	54,708

Cash Flows From Investing Activities:
Capital expenditures	(16,223)	(10,684)
Acquisition, net of cash acquired	—	(15,527)
Proceeds from the disposition of property, plant and equipment	60	38

Net cash used in investing activities	(16,163)	(26,173)

Cash Flows From Financing Activities:
Borrowings under Revolving Credit Facility	—	11,600
Net proceeds from share-based compensation arrangements	13,767	25,941
Acquisition of treasury stock, at cost	(69,866)	(74,675)
Payment of cash dividends	(6,033)	—
Excess tax benefits related to share-based compensation	2,591	3,480
Payment of debt fees and other	(111)	(39)

Net cash used in financing activities	(59,652)	(33,693)

Effect of exchange rate changes on cash and cash equivalents	10	(4)

Net change in cash and cash equivalents	(2,529)	(5,162)
Cash and cash equivalents, beginning of period	21,301	18,555

Cash and cash equivalents, end of period	$18,772	$13,393

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,
	2011		2010
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$1,256,628	100.00%	$1,220,759	100.00%

Gross profit	$184,239	14.66%	$179,239	14.68%

Operating expenses	$136,439	10.86%	$128,918	10.56%
Equity compensation – CEO transition	(4,409)	(0.35)	—	—
Post-retirement medical plan termination	—	—	2,762	0.23

Adjusted operating expenses	$132,030	10.51%	$131,680	10.79%

Operating income	$47,800	3.80%	$50,321	4.12%
Operating expense item noted above	4,409	0.35	(2,762)	(0.23)

Adjusted operating income	$52,209	4.15%	$47,559	3.89%

Net income	$24,836		$27,002
Operating expense item noted above, net of tax	2,664		(1,699)

Adjusted net income	$27,500		$25,303

Diluted earnings per share	$0.54		$0.55
Per share operating expense item noted above	0.05		(0.04)

Adjusted diluted earnings per share	$0.59		$0.51

Adjusted diluted earnings per share — growth rate over the prior year period	16%

Weighted average number of common shares — diluted	46,340		49,272

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the second quarter of 2011 exclude the effects of an equity compensation charge related to a transition agreement with the former chief executive officer. In addition, the second quarter of 2010 excludes the effects of terminating a post-retirement medical plan. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding this item is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Reports Strong Second Quarter 2011 Sales and Adjusted Earnings

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Six Months Ended June 30,
	2011		2010
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$2,494,081	100.00%	$2,375,068	100.00%

Gross profit	$366,611	14.70%	$346,105	14.57%

Operating expenses	$278,800	11.18%	$259,986	10.94%
Equity compensation – CEO transition	(4,409)	(0.17)	—	—
Asset impairment charge	(1,635)	(0.07)	—	—
Post-retirement medical plan termination	—	—	2,762	0.12

Adjusted operating expenses	$272,756	10.94%	$262,748	11.06%

Operating income	$87,811	3.52%	$86,119	3.63%
Operating expense item noted above	6,044	0.24	(2,762)	(0.12)

Adjusted operating income	$93,855	3.76%	$83,357	3.51%

Net income	$45,283		$45,227
Operating expense item noted above, net tax	4,357		(1,702)

Adjusted net income	$49,640		$43,525

Diluted earnings per share	$0.97		$0.91
Per share operating expense item noted above	0.10		(0.03)

Adjusted diluted earnings per share	$1.07		$0.88

Adjusted diluted earnings per share — growth rate over the prior year period	22%

Weighted average number of common shares — diluted	46,470		49,446

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share for the six months ended June 30, 2011, exclude the effects of an equity compensation charge related to a transition agreement with the former chief executive officer and a non-deductible asset impairment charge. In addition, the results for the six months ended June 30, 2010, were adjusted to exclude the effects of terminating a post-retirement medical plan. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding this item is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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